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Filed by Corel Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: InterVideo, Inc.
Commission File No.: 000-49809
David Dobson, Chief Executive Officer of Corel Corporation, gave a presentation at the Piper Jaffrey Digital Media Technology Conference.
An excerpt of the presentation and slides from the presentation follow.
Excerpt
COREL CORPORATION AT PIPER JAFFRAY

G. Munster	Hello everybody. I’m Gene Munster and along with Mike Wilson, Dan Meyers, cover Corel here at Piper. And we’d like to introduce CEO David Dobson. David, I will give him credit. He had a vacation last week. But I think he spent most of his vacation working on a major acquisition, which was InterVideo and this really expands Corel’s offering. They’ve got a great business model as far as finding some strong technology and really putting it through the Corel marketing machine.

So I think InterVideo fits well within that. And one other side point, when giving the Corel story, I feel like this is a story that is grossly under-appreciated by Wall Street and specifically just look at the valuation of Corel. It basically screams out as one of the more opportunistic companies and especially with an opportunity like the integration of InterVideo. With no further adieu, I will turn it over to CEO David Dobson...

D. Dobson	...Let me just summarize by talking about acquisitions and how we led to the InterVideo acquisition. As I described earlier, acquisitions are a very important part of our strategy and our first acquisitions as part of the new Corel were Jasc, which brought us Paint Shop Pro, and then WinZip. Down in the left-hand side of the slide — and I’ll just read it out — probably difficult to read at the back of the room, but this is our acquisition criteria.

We look at financial critical mass, larger user base, distribution leverage, the leverage of the platform we’ve invested in; product/segment synergy. And that’s not a surprise that that’s fourth on the list. We don’t look at product synergy as number one. We look obviously for cost synergies and accretive profitability. Certainly accretive profitability is not the last in priority. In fact it’s really number one. We won’t look at any deal that we can’t do at least $10 million in EBITDA as far as investing our time in an acquisition.

So it’s really our number one criteria, but it’s typically a result of the first five attributes. What I wanted to say here on our first two acquisitions, Jasc and WinZip, they met every one of those criteria. And we’ve been very successful at demonstrating our ability to do very smart acquisitions, bringing them into our product portfolio and drive significant accretive profitability.

How did that lead us to InterVideo? InterVideo — let’s go through the criteria very quickly. Financial critical mass, it’s $109 million in revenue in FY-05. So it certainly meets that test. Over 175 million installations of WinDVD in our portfolio, they have a very large user base that we can leverage.

Their distribution, they’re accessed into the distribution channel. We think that their access and having relationships with eight of the top 10 OEMs will be very beneficial to us. We typically have strength with the large North American-based OEMs. InterVideo brings strength with the large Asian-based, Asia-based and Japan-based OEMs. So the combination we think will now be able to take a much broader product portfolio, and value proposition of the OEMs.

So we now have a still digital image management, we have audio, we have video, we have WinZip, we have Paint Shop Pro, we have Word Perfect Office. We can perform a relatively significant aggregated function for the OEMs and provide a very broad portfolio of products, so very attractive from an InterVideo standpoint.

We also get access to Asia-Pacific, which is a very important growth market for Corel as we expand in Japan and then in emerging countries in Asia that InterVideo and Ulead bring to the Corel portfolio and channel.

We talked about product and segment strategy and clearly the opportunity to effectively consolidate not just two public companies, InterVideo is a public company. But InterVideo is just going through the process of finishing an acquisition of Ulead, which was also a public company that traded on the Taiwan Stock Exchange.

So we effectively have the opportunity to consolidate three public companies. So the opportunity from a G&A standpoint, marketing and sales, we think will be significant as far as the ability to get cost and expense synergies in this model. Finally, when we announced this last week, we indicated that we thought this would be accretive from a profitability standpoint in the second quarter post-closing the transaction.

So to summarize, this is Corel, this is why it’s a different software company than for sure what you might have seen back three years ago and mine’s probably different than managed software companies that you’ve looked at earlier today. We really view ourselves as a very strong cash-generating model. And as a strong cash-generating model that we effectively feed very powerful software assets, like Corel Draw, Word Perfect Officer, Painter, Designer, WinZip, Paint Shop Pro, now the InterVideo products.

We’re very disciplined about how we make our investments. We’re not about speculative technologies. We’re about proven technologies that we are confident that when we invest in, we’ll have a marketplace and a revenue and a profit strength. Because of the breadth of our portfolio, our geographic distribution, our broad channel distribution, we have very predictable revenue strains.

One of the wonderful assets we have with the old Corel is we have $390 million of tax shields or NOLs. So our effective tax rate is very low because a lot of our intellectual property is in Canada. So for the next number of years, based on our current assets, we have a very effective tax structure. We generate significant cash and as you’ve seen in our EBITDA margins, what we think are not only attractive, but sustainable profit margins in our business.

So with that, I’ll summarize, this is a very different company than it was three years ago. We have over 40 million customers before the acquisition of InterVideo so a very large customer base to be able to mine and be able to cross-sell and up-sell; a distribution capability that is now very significant in the packaged software marketplace. They will continue to leverage through acquisitions going forward. With that, I’ll take a break and take your questions...

Man	...Do cash or stock, both or (unintelligible)?

D. Dobson	Let me describe the InterVideo transaction. Because I think it’s a great example, certainly of what I communicated previous to the acquisition of what we would do and we did exactly what we said we would do.

The InterVideo acquisition, the market cap was about $196 million. The enterprise value was about $125 million. So we used $75 million, we will use $75 million of InterVideo’s net cash. Then we’ll finance the rest using cash on hand and debt. So Corel had $90 million of debt in the company as of the end of our second quarter. We had a $75 million completely unutilized revolver available to us, so we’ll use that, and cash on hand.

So our preference is, currently at where our stock trades, is not to be over-invested, by using stock as a currency. We think one day we’ll certainly get there, but as long we can leverage cash and debt in a way that we think is accretive to our shareholders, that would be our preferred choice. Yes, sir?...

Man	...How does the InterVideo acquisition affect the (unintelligible) and other (unintelligible)?

D. Dobson	Yes, not fully determined. That’s something clearly we’re working on through our integration planning and how we actually set up the tax optimized structure, that’s clearly, we’re highly motivated to do that. One of the things we have, we have certainly enough profitability in the current products inside of Corel.

We won’t lose any of these tax shields. It’s just the way the Canadian tax authorities work relative to the U.S.; it’s very similar. But these tax shields don’t expire. I mean you have the ability to use them all up as long as you generate the appropriate profitability over certain length of time. But we don’t anticipate any scenario that we won’t fully utilize these tax shields.

Man	Like maybe keep in mind kind of the accretive InterVideo business?

D. Dobson	Yes, that to me would be the worst-case scenario, which isn’t such a bad case. But we’re clearly looking at InterVideo the same way we look at WinZip. I mean when we acquired WinZip, we set up a tax-optimized structure for WinZip. So we’re clearly going to look very aggressively at InterVideo in a way that we can find an opportunity to optimize our tax structure.

G. Munster	I guess you’ll probably give guidance with the review for the first time in your report at the end of September, is that safe to say?

D. Dobson	Certainly that would be our intention, Gene. When we report, it still may be too early in the process to provide guidance on the combination. So at the latest, it would be towards the close of the transaction. So I want to leave the door open that in the next 30 days I may not be in a position to provide guidance on where we’re going to be. Because we want to complete the transaction.

G. Munster	Okay but it would seem that a lay up that it’s going to be highly accretive and I don’t want to put you on the spot here.

D. Dobson	No, but you will.

G. Munster	What would your response to that be? It seems that if you just do the simple math on it, it’s highly accretive.

D. Dobson	Here’s the thing, one of the things that you get hopefully from me and my team is we try to set expectations that we’re confident we can deliver on, obviously. And I think the one thing that you’re going to expect us to communicate on is you cannot take — here’s one thing I can communicate to you. You can take the Corel business, revenue and profitability of Corel and the 2005 results or whatever they are, mid-year InterVideo, 2006 and basically bulk the two together and say that’s what the end result’s going to be. That’s not going to be the case.

So we have to go through and rationalize InterVideo from a revenue standpoint, where we want to continue to invest. They do have some very interesting products in their portfolio that we think are highly attractive obviously. That’s why we bought the company. But there are some areas there that we have to take a close look at.

There are a lot of investments being made in areas that look more speculative than what traditionally Corel would want to invest in long-term. So we have to go through that exercise. So we’re obviously right in the middle of that process now. And it’s only when we come through that process that I think we can provide guidance that we can obviously stand behind and be confident with.

Let me try to give you a bit more of an answer. It will be accretive; we think it will be accretive beginning in the second quarter, post-close. As far as you used the word significantly accretive, I think that we have a lot of work ahead of us to make it be significantly accretive. And other way is going to go through the rationalization what type of cost we can get out of the model.

G. Munster	Great, any other questions? Yes, sir?

Man	Did the (unintelligible) qualitatively, we found in (unintelligible) and InterVideo we (unintelligible) to get that cost down, I think whatever profit in (unintelligible) increase by (unintelligible) cost. What are the main prevailing factors that could results in reducing the profits on that opportunity, either revenue that goes away or something else happens. Describe really what you think (unintelligible) increase under Corel and what you have a feel for — what effect is this going to have (unintelligible)?

D. Dobson	Well I think what certainly we considered as we were doing our diligence on the transaction is InterVideo plays in a highly competitive market space. I mean the marketplace for DVD burning and playback and content creation is a competitive space. So one of the things that clearly we spent a lot of time thinking about was that the profit profile of InterVideo looks very different than Corel. And it looks different because the gross margin structure is different. They have relatively high royalty streams. They pay companies like DTS and Dolby Labs and that doesn’t go away.

So that’s one thing that we factored into it. The second thing is, is we will have a higher R&D component in this part of the business as we want to maintain a competitive advantage. Now with that said, it is a competitive marketplace. But one of the reasons why we were attracted to InterVideo is their products are world-class. They have a world-class development team. They have a development team; by the way, give you a bit of a step back a bit on this.

Corel’s development team is primarily in North America. We’ve got about 200 developers in the company. Over 120 of them are in Ottawa, in Canada. We’ve got 50 or 60 in Minneapolis. We’ve got some in Portland, Oregon, some in Connecticut. So these, when you think of global sourcing of development resources, you don’t necessarily think of Connecticut and Portland, Oregon.

So the acquisition of InterVideo, they have over 400 developers, in fact, close to 500. And they’re in Shanghais and Taipei. So the opportunity to tap into what we think is a very talented R&D and development community and leverage across Corel, we think, represents a significant opportunity.

One of the things is we’re not just looking at this as a cost peak out. Because I think that represents a very short-term view of how you maintain competitiveness. So our view is we look at the InterVideo and Ulead assets combined. We think we’ve got to find the right balance between the investment in R&D and how we leverage our own cost structure to have these products be highly competitive.

That really gets me back to my desire to answer Gene’s question more qualitatively but we really have to go through and do that work before I can stand up here and tell you what it’s going to look like in six months or 12 months from now. But at the end of the day, it will be accretive; this will be a good deal...

Slides
Investor Presentation September 2006
Created in Corel Presentations X3

Forward Looking Statements
This presentation contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Such risks include the risk that the proposed transaction with InterVideo may not be completed in a timely manner, if at all, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks, uncertainties and other factors that could materially affect results, levels of activity, performance or achievements, a description of which can be found in Corel’s SEC filings which are available at www.sec.gov or on our website at investor.corel.com. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

InterVideo Acquisition: Stockholder Information
In connection with the merger, InterVideo will file a proxy statement and other relevant documents concerning the transaction with the SEC. Stockholders of InterVideo are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting InterVideo Investor Relations, InterVideo, Inc., 46430 Fremont Blvd. Fremont, CA 94538, USA, telephone: (510) 651-0888. In addition, documents filed with the SEC by InterVideo are available free of charge at the SEC’s web site at www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of InterVideo in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by InterVideo with the SEC.

David Dobson
Chief Executive Officer

Corel Snapshot
! NASDAQ: CREL; TSX: CRE ! Leading global software company ! Loyal install base of more than 40 million users ! Scalable distribution in over 75 countries ! Revenue of $164 M ! Profit margins of 30+%

Strong Financial Returns Revenue Adjusted EBITDA $164 M $112 M $88 M $109 M $80 M $49 M $32 M $28 M 30% $25 M 29% 32% 31%
($17 M) 6 mths.
2003 2004 2005 2005 2006
For a reconciliation of Adjusted EBITDA to cash flow provided by (used in) operating activities, please refer to Corel’s SEC filings posted on www.sec.gov or on our website at investor.corel.com .

Worldwide Consumer and Content Application Software
Translation/ Globalization Consumer Authoring Software Software Content Management $18.2B (2005)* †
*Excludes Computer Games † IDC Worldwide Software Market Forecaster May 2005 & June 2006, Company estimates

Current Market Dynamics
P Enterprise focus P Premium price P Few credible alternatives
Balance of Top 10 including
P Over $100M revenue P Ability to scale
Highly Fragmented Market
P Hundreds of companies P Target rich-opportunity P Few competitive acquirors

Market Trends Move to Corel Strength
! Increased adoption of low cost technology ! Shifts in distribution channels ! Growth in emerging economies ! Software industry consolidation

Corel’s Strategy Drives Profitable Growth
Acquisition
Revenue Organic Growth
!Consumer and SMB Focus !Aggressive Partnering Strategy !Worldclass Upsell and Cross-sell Marketing !Expansion in Emerging Markets Leverage Product Global Sales & Scale Marketing Management & Distribution Scalable Infrastructure

Global Multi-Channel Sales and Distribution
OEMs Corel.com
Over 70 Partners
10 currencies
Consumer / 6 languages Small Business 60% Academic 11% 29%
Resellers Enterprise / and Retailers Direct Sales Government Force Over 25,000 17 countries
Customer breakdown based on 2005 Corel sales figures

Corel’s Product Portfolio
Global Portfolio Extended Through Acquisitions
(Oct. 2004) (Jan. 2005) (Aug. 2006)
! Full featured, easy to learn & ! Extend product portfolio use, compatible through acquisition
! Generally priced 30-60% below ! Improve customer experience other vendors
! Leverage global channels to
! Customer focused innovation expand distribution

Executing Our Acquisition Strategy
Acquisition Criteria
Financial critical mass $35M revenue (2004) $23M revenue (2005) Large user base Over 4M users Over 43M licensed copies Eliminate third parties; Eliminate third parties; Distribution leverage Extend globally Extend globally Product / segment synergy Cross-sell, upsell Cross-sell, upsell Cost synergy Reduced G&A Limited Accretive profit Strong profit contribution Significant profit contribution

Our Latest Acquisition
Acquisition Criteria Financial critical mass $109M in revenue (2005) Large user base 175M WinDVD installs
Leading OEM partnerships; Distribution leverage Expansion in Asia Pacific
Creates broadest Product / segment synergy digital media portfolio
Cost synergy Duplicate infrastructure
Expected second Accretive profit quarter after close

Corel’s Cash Generating Model
Disciplined Investments Product Global Marketing
Management Sales & Predictable Revenue
Distribution Favorable Tax Structure Significant Free Cash
ScalableI nfrastructure ProvidesOperatingLeverage
Sustainable Returns

Corel Investment Summary
! Market Trends Move to Corel Strengths ! Loyal Install Base of Over 40 Million Users ! Diversified Portfolio with Multiple Points of Leverage
! Scalable Sales, Marketing and Distribution in Over 75 Countries ! Proven and Repeatable Acquisition Model ! Strong Financial Performance and Cash Generation

NASDAQ: CREL
TSX: CRE

Forward-Looking Statements:
This document includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Such risks include the risk that the proposed transaction may not be completed in a timely manner, if at all, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks, some of which are discussed in the companies’ reports filed with the Securities and Exchange Commission (the “SEC”) under the caption Risk Factors and elsewhere, including, without limitation, Corel’s Prospectus dated April 25, 2006 and InterVideo’s 10-Q for the quarter ended June 30, 2006. Copies of Corel’s and InterVideo’s filings with the SEC can be obtained on their websites, or at the SEC’s website at www.sec.gov. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and Corel and InterVideo undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this document except as required by law.
Additional Information About the Proposed Transaction:
In connection with the merger, InterVideo will file a proxy statement and other relevant documents concerning the transaction with the SEC. Stockholders of InterVideo are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting InterVideo Investor Relations, InterVideo, Inc., 46430 Fremont Blvd. Fremont, CA 94538, USA, telephone: (510) 651-0888. In addition, documents filed with the SEC by InterVideo are available free of charge at the SEC’s web site at www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of InterVideo in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by InterVideo with the SEC.